Exhibit 99.1

Press Release

Safehold Reports Third Quarter 2021 Results

NEW YORK, October 21, 2021

Safehold Inc. (NYSE: SAFE) reported results for the third quarter 2021.

Highlights from the third quarter earnings announcement include:

—	Revenue of $47.3 million, a 24% increase year-over-year
—	Net income of $20.2 million, a 43% increase year-over-year
—	Earnings per share of $0.38, a 36% increase year-over-year
—	$321 million of originations(1)
—	$624 million of estimated UCA growth
—	$242 million capital raised from equity offering

“Safehold reported a strong third quarter with over $300 million of new originations, growing the portfolio by 9% quarter-over-quarter to $4.0 billion,” said Jay Sugarman, Chairman and Chief Executive Officer. “Following our largest equity raise since IPO, Safehold is well positioned with ample liquidity to finish the year strong.”

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investor Relations” section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	877.336.4440
International:	409.207.6984
Access Code:	9109212

(1) Investments in Q3 ’21 include $21m of new forward commitments that have not yet been funded. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:30 p.m. ET on October 21, 2021 through 12:00 a.m. ET on November 4, 2021 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	8590415

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About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Jason Fooks
Senior Vice President
Investor Relations & Marketing
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com